Automatic Data Processing, Inc. One ADP Boulevard Roseland, New Jersey 07068-1728 (973) 974-5000

March 1, 2019

Kathleen Winters
[Address]

Dear Kathleen:

I have outlined below the terms with respect to you taking the position of Chief Financial Officer reporting to me. You will have all duties and responsibilities commensurate with your title and at all times shall be the senior most executive in charge of the finance function for ADP. We anticipate your start date will be no later than April 15, 2019. The proposed compensation set forth below has been reviewed by ADP’s Compensation Committee and this letter serves as a conditional offer, subject to approval by our full Board of Directors and our receipt of a successful completion of Korn Ferry assessment with acceptable match to the Chief Financial Officer profile.

The components of this offer are as follows:

Base Salary:	Your annual salary will be $650,000 paid monthly.

Management Bonus: Sign-On Bonus
Your management bonus will have a target of 150% of your annual base salary. For FY’19, your target bonus and bonus payout will be prorated based on your service during the fiscal year. Your bonus payout will be calculated based on performance against a set of objectives under the Officer bonus plan.

You will be awarded a cash sign-on bonus of $1,250,000, payable six months after your effective start date. If you resign your employment with ADP without Good Reason (as defined in the ADP Officer Severance Plan) prior to the one year anniversary of your start date, such sign-on bonus shall be repaid in full to ADP.

Time Based Restricted Stock:
You will receive a one-time, time-based restricted stock award with a grant value of $1,100,000 that will be granted on your start date. 50% of the shares will vest on the first anniversary of the grant date and the remaining 50% of the shares will vest on the second anniversary of the grant date, provided that you are employed at ADP on the respective vesting dates. The actual number of restricted shares granted will be determined by dividing the grant value by the ADP closing stock price on the grant date.

Performance Stock Units (PSUs) & Stock Options:
Under the current equity guidelines, you are eligible to participate in ADP's equity program. Grants will be made in accordance with the program guidelines and governed by the terms and conditions of the ADP 2018 Omnibus Award Plan and the applicable award agreements.

Equity awards are granted annually on September 1st and you must be employed with the Company on the grant date in order to receive an award. For FY’20, your total target equity award value will be $3,000,000 and will have a mix aligned to the Officer equity mix which under the current guidelines is 70% performance stock units (PSUs) and 30% stock options.

Under the PSU program, if the performance objectives are achieved for the three-year performance period, you will receive shares of stock three years after the grant date, provided you are still employed at ADP.  The actual number of PSUs is determined by dividing the grant value by the ADP closing stock price on the grant date. Stock options vest 25% on each of the first four anniversaries of the grant date provided you are employed at ADP on the vesting date. The actual number of stock options is determined by dividing the grant value by the fair value as determined by a third-party valuation firm using the binomial model.

ADP’s executive compensation program, including the equity program and its associated guidelines, inclusive of eligibility rules and target award values are subject to the review and discretion of ADP’s Compensation Committee

Separation Pay:
In the event you are involuntarily terminated from ADP under a Qualifying Termination, you will receive benefits under the Corporate Officer Severance Plan which includes 18 months of salary continuation, a prorated bonus and continued vesting in unvested equity awards for the 18 month severance period. The terms of the Corporate Officer Severance Plan are summarized on page 65 of ADP’s 2018 proxy statement.

Change in Control:
In the event you terminate from ADP without Cause or for Good Reason during the two-year period following a Change in Control, you will receive benefits under the ADP Change in Control Severance Plan for Corporate Officers which includes 150% of your Total Annual Compensation as defined in the plan and the accelerated vesting of unvested equity awards. The terms of the Plan can be found on page 64 of ADP’s 2018 proxy statement and the current definition of “Change in Control” is available on page B-2 of the proxy statement.

ADP ERP:	Participation in ADP’s Executive Retirement Program (Plan summary is attached).

Stock Ownership Guidelines:
ADP believes that it is important that our Corporate Officers maintain a minimum level of ownership in the Company. As a grade B executive, this minimum level is equivalent to three-times your annual base rate of pay. Included in the calculation are any shares owned outright or beneficially owned by direct family members. Ownership status is measured as of July 1 of each fiscal year. Until you meet this level of ownership, you will be asked to retain at least 75% of post-tax net gains on stock option exercises and 75% of net shares received from the vesting of performance stock units and restricted stock until you achieve the minimum ownership level. All transactions in ADP securities are subject to the Company’s insider trading policy. In addition, ADP sponsors a 10b5-1 program for all Corporate Officers and strongly encourages participation in the program.

Other Corporate Officer Programs: Other Compensation and Benefit Programs:
Participation in all other Corporate Officer programs (e.g., executive auto, matching gift program, executive retiree medical).

Participation in all other ADP programs that are generally available to other ADP executives including: 401(k), deferred compensation, medical and health, life, accident, disability and other insurance programs.

Vacation:	You will be entitled to four weeks of vacation plus an additional five personal days, each as accrued on a calendar year basis.
We hope you view this offer as our genuine confidence in your skills and ability, and we are delighted with the prospect of your joining the ADP team. If you are in agreement with the terms stipulated above, please sign a copy of this document and return an original to Tara Wolckenhauer.

Sincerely,

/s/Carlos Rodriguez
Carlos Rodriguez
President and Chief Executive Officer
Agreed to:

/s/Kathleen Winters
Kathleen Winters

cc:    Sreeni Kutam
Zafer Datoo
Tara Wolckenhauer